Exhibit 99.1

MapLight Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

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Phase 2 ZEPHYR trial of ML-007C-MA for schizophrenia expected to reach target enrollment (n=300) in April 2026, with topline results expected in the third quarter of 2026
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Phase 2 IRIS trial for ML-004 for autism spectrum disorder has completed enrollment, with topline results expected in the third quarter of 2026
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Received FDA Fast Track designation for ML-007C-MA for Alzheimer’s disease psychosis; topline results from Phase 2 VISTA trial expected in the second half of 2027
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Expanded pipeline with a next-generation M1/M4 muscarinic agonist program, ML-055, with candidate nomination expected in 2026
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Ended the year with $453.1 million in cash, cash equivalents and investments, which is expected to fund operations through 2027

SAN FRANCISCO and BOSTON, March 26, 2026 (GLOBE NEWSWIRE) -- MapLight Therapeutics, Inc. (Nasdaq: MPLT), a clinical-stage biopharmaceutical company focused on improving the lives of patients suffering from debilitating central nervous system disorders, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a business update.

“With a focused strategy, robust operational execution and a strong balance sheet, MapLight is well positioned to deliver on multiple key development milestones in 2026,” said Chris Kroeger, co-Founder and Chief Executive Officer of the Company. “While continuing to prioritize high-quality trial execution, we have maintained a robust enrollment pace in the ZEPHYR study and expect to reach target enrollment in April 2026. This is shaping up to be an exciting year for MapLight as we look forward to reporting topline results from our Phase 2 ZEPHYR trial and ML-004 Phase 2 IRIS trial in the third quarter. In addition, we expanded our earlier-stage pipeline with the addition of ML-055, our next-generation M1/M4 agonist program that we are rapidly advancing towards potential candidate nomination this year.”

Business Update and Upcoming Milestones

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ML-007C-MA (M1/M4 Muscarinic Agonist) for the Treatment of Schizophrenia and Alzheimer’s Disease Psychosis (ADP):

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Phase 2 ZEPHYR trial for schizophrenia is expected to reach target enrollment in April 2026, with topline results expected in the third quarter of 2026. ZEPHYR is a randomized, double-blind, placebo-controlled trial evaluating the efficacy, safety, and tolerability of ML-007C-MA in inpatient adult participants with schizophrenia experiencing an acute exacerbation of psychosis. The study is expected to enroll approximately 300 participants, randomized 1:1:1 to receive either placebo, ML-007C-MA 210/3 mg twice daily, or ML-007C-MA 330/6 mg once daily.

The primary endpoint for the trial is the change in Positive and Negative Syndrome Scale (PANSS) total score from baseline to Week 5. Key secondary endpoints include change in PANSS-Marder positive and negative factor scores and CGI-S score from baseline to Week 5.

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Topline results from Phase 2 VISTA trial for ADP expected in the second half of 2027. VISTA is a randomized, double-blind, placebo-controlled trial evaluating ML-007C-MA for the treatment of ADP. The Company expects to enroll approximately 300 participants in the trial. In December 2025, ML-007C-MA was granted Fast Track designation by the U.S. Food and Drug Administration (FDA) for the treatment of hallucinations and delusions associated with ADP.

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ML-004 (5-HT1B/1D Agonist) for the Treatment of Autism Spectrum Disorder (ASD): The Company has completed enrollment in the IRIS Phase 2 trial, with topline results expected in the third quarter of 2026. The IRIS study is a randomized, double-blind, placebo-controlled trial evaluating ML-004 for the improvement of core social communication deficits, with change in irritability symptoms as a key secondary endpoint. The trial randomized approximately 160 adult and adolescent participants.

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ML-055 (Next-Generation M1/M4 Muscarinic Agonist) for the Treatment of Neuropsychiatric Conditions: Preclinical in vitro and in vivo studies evaluating multiple potential candidates in the Company’s ML-055 M1/M4 muscarinic agonist program have demonstrated significantly greater potency relative to ML-007 and the potential for once-daily dosing and a long-acting injectable formulation. The Company expects to nominate a preclinical candidate to advance to IND-enabling studies in 2026.

Fourth Quarter and Full Year 2025 Financial Results

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Cash Position: Cash, cash equivalents and investments were $453.1 million as of December 31, 2025. Based on current operational plans and assumptions, the Company expects that its current cash, cash equivalents and investments will be sufficient to fund operations through 2027.
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R&D Expenses: Research and development (R&D) expenses were $64.6 million for the fourth quarter of 2025, as compared to $20.7 million for the prior year period. For the full year 2025, R&D expenses were $138.3 million, as compared to $68.5 million for the full year 2024. R&D expenses increased primarily due to clinical trial and CMC expenses and employee-related expenses, including stock-based compensation related to the vesting of restricted stock units in connection with the effectiveness of the IPO, which were partially offset by decreases in preclinical program expenses.
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G&A Expenses: General and administrative (G&A) expenses were $18.8 million for the fourth quarter of 2025, as compared to $2.1 million for the prior year period. For the full year 2025, G&A expenses were $30.7 million, as compared to $14.4 million for the full year 2024. G&A expenses increased primarily due to employee-related expenses, including stock-based compensation related to the vesting of restricted stock units in connection with the effectiveness of the IPO, in addition to professional fees and other expenses.
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Net Loss: Net loss was $79.5 million for the fourth quarter of 2025, as compared to $21.2 million for the prior year period. For the full year 2025, net loss was $161.2 million, as compared to $77.6 million for the full year 2024.

About MapLight Therapeutics

MapLight Therapeutics is a clinical-stage biopharmaceutical company focused on improving the lives of patients suffering from debilitating central nervous system disorders. The Company was founded by globally recognized leaders in psychiatry and neuroscience research to address the lack of circuit-specific pharmacotherapies available for patients. The Company’s discovery platform holds the potential to fill this void by identifying neural circuits causally linked to disease and targeting those circuits for therapeutic modulation.

For more information, please visit www.maplightrx.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, the Company’s expectations regarding plans for and potential benefits of its current and future product candidates and programs, plans for its current and future clinical trials, plans for clinical trial design, the anticipated timing of the initiation of, enrollment in and results from the Company’s clinical trials, the timing of candidate selection in the ML-055 program, the potential once-daily dosing and a long-acting injectable formulation of ML-055 and the sufficiency of the Company’s cash, cash equivalents and investments to fund its operations through 2027. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, are intended to identify forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in the Company’s filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond the Company’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility; expectations regarding the initiation, progress, and expected results of the Company’s preclinical studies, clinical trials and research and development programs; the unpredictable relationship between preclinical study results and clinical trial results; the risk that results obtained in any clinical trials to date may not be indicative of results obtained in ongoing or future trials; the timing or likelihood of regulatory filings and approvals; expectations regarding the Company’s ability to fund its current operations and to secure sufficient additional capital, when required, to fund product development or future commercialization efforts; and other risks and uncertainties identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and subsequent disclosure documents the Company may file with the SEC. The Company claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

MapLight Therapeutics, Inc.

Condensed Consolidated Statements of Operations
(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$64,623	$20,714	$138,349	$68,523
General and administrative	18,755	2,064	30,734	14,423
Total operating expenses	83,378	22,778	169,083	82,946
Loss from operations	(83,378)	(22,778)	(169,083)	(82,946)
Other income (expense), net:
Interest income	2,471	899	5,518	4,504
Loss from equity method investment	—	—	—	(986)
Other income, net	1,359	650	2,413	1,848
Total other income, net	3,830	1,549	7,931	5,366
Net loss	$(79,548)	$(21,229)	$(161,152)	$(77,580)
Net loss per share - basic and diluted	$(2.47)	$(27.95)	$(18.56)	$(105.38)
Weighted-average number of common shares outstanding - basic and diluted	32,148,977	759,493	8,680,741	736,178

Select Condensed Consolidated Balance Sheet Data
(Unaudited)

(in thousands)

	December 31,
	2025	2024
Cash, cash equivalents and investments	$453,096	$120,175
Total assets	479,512	136,916
Total current liabilities	16,229	15,920
Total liabilities	21,140	21,721
Total stockholders' equity (deficit)	458,372	(193,628)

For investor inquiries: investors@maplightrx.com

For media inquiries: media@maplightrx.com